Exhibit (a)

SCS Hedged Opportunities (1099) Fund, LLC

LIMITED LIABILITY COMPANY AGREEMENT

April 17, 2012

TABLE OF CONTENTS

ARTICLE I	1

ARTICLE II	4

2.1	Formation of Limited Liability Company.	4
2.2	Name.	4
2.3	Principal and Registered Office.	5
2.4	Duration.	5
2.5	Business of the Fund.	5
2.6	The Board.	5
2.7	Members.	6
2.8	Organizational Member.	7
2.9	Both Directors and Members.	7
2.10	Limited Liability.	7
2.11	Interests Issuable in Units.	7

ARTICLE III	8

3.1	Management and Control.	8
3.2	Actions by the Board.	8
3.3	Officers.	9
3.4	Meetings of Members.	9
3.5	Custody of Assets of the Fund.	10
3.6	Other Activities of Members, Directors and the Adviser.	10
3.7	Duty of Care.	11
3.8	Indemnification.	11
3.9	Fees, Expenses and Reimbursement.	13
3.10	Liabilities and Duties.	15

ARTICLE IV	15

4.1	Termination of Status of the Adviser.	15
4.2	Termination of Status of a Director.	15
4.3	Removal of the Directors.	15
4.4	Transfer of Units.	15
4.5	Repurchase of Units.	16

ARTICLE V	18

5.1	Contributions to Capital.	18
5.2	Rights of Members to Capital.	19
5.3	Reserves.	19
5.4	Distributions.	20
5.5	Dividend Reinvestment Plan.	20
5.6	Tax Election.	21

ARTICLE VI	21

6.1	Dissolution.	21
6.2	Liquidation of Assets.	22

ARTICLE VII	22

7.1	Accounting and Reports.	22
7.2	Valuation of Assets.	23

ARTICLE VIII	23

8.1	Amendment of Limited Liability Company Agreement.	23
8.2	Notices.	24
8.3	Agreement Binding Upon Successors and Assigns.	25
8.4	Applicability of 1933 Act, 1940 Act and Form N-2.	25
8.5	Choice of Law.	25
8.6	Not for Benefit of Creditors.	26
8.7	Consents.	26
8.8	Merger and Consolidation.	26
8.9	Pronouns.	27
8.10	Confidentiality.	27
8.11	Certification of Non-Foreign Status.	28
8.12	Severability.	28
8.13	Entire Agreement.	28
8.14	Discretion.	28
8.15	Counterparts.	29

SCS HEDGED OPPORTUNITIES(1099) FUND

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of SCS Hedged Opportunities (1099) Fund (the “Fund”) is dated and effective as of April 17, 2012 by and among the Organizational Member, SCS Capital Management, LLC, as Adviser, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate as filed with the Secretary of State of the State of Delaware on April 17, 2012;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“1933 Act” means the Securities Act of 1933 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“1934 Act” means the Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“1940 Act” means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“Administrator” means the person who provides administrative services to the Fund pursuant to an administrative services agreement.

“Adviser” means SCS Capital Management, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement.  The Adviser shall be subject to the provisions of Section 2.7(b), as a Member of the Fund.

“Advisers Act” means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“Affiliate” means affiliated person as such term is defined in the 1940 Act.

“Agreement” means this Limited Liability Company Agreement, as amended and/or restated from time to time.

“Board” means the Board of Directors established pursuant to Section 2.6 hereof.

“Capital Contribution” means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member.

“Certificate” means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

“Closing Date” means the first date on or as of which a Member other than the Organizational Member or the Adviser is admitted to the Fund.

“Code” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

“Contingent Payment” has the meaning set forth in Section 4.5(e).

“Delaware Act” means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

“Director” means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board.  Each Director shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

“Distribution Election” has the meaning set forth in Section 5.5(a).

“Early Repurchase Fee” A fee charged by the Fund against the proceeds of a repurchase of an Interest, which is tendered for repurchase by the Fund during the one (1) year period (i.e., 365 calendar days) following the capital contribution with respect to such tendered Interest.

“Effective Date” has the meaning set forth in Section 4.5(e).

“Fiscal Period” means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

    (a) the last day of a Fiscal Year;

    (b) the day preceding any day as of which a Capital Contribution to the Fund is made pursuant to Section 5.1;

    (c) the day as of which the Fund makes any distribution to, or repurchases any Interest or portion of an Interest of, any Member; or

    (d) the day as of which the Fund admits a substituted Member to whom an Interest (or portion thereof) of a Member has been Transferred (unless there is no change of beneficial ownership).

“Fiscal Year”  means the period commencing on the Closing Date and ending on the first March 31st following the Closing Date, and thereafter each period commencing on April 1st of each year and ending on March 31st of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund.

“Form N-2” means the Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

“Fund” means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

“Fund Percentage” means a percentage established for each Member on the Fund’s books as of the first day of each Fiscal Period.  The Fund Percentage of a Member for a Fiscal Period shall be determined by dividing (a) the Units held by such Member as of the commencement of such Fiscal Period by (b) the Units held by all Members as of the commencement of such Fiscal Period.  The sum of the Fund Percentages of all Members for each Fiscal Period shall equal 100%.

“Highest Annual Balance” has the meaning set forth in Section 4.5(e).

“Independent Directors” means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

“Initial Payment” has the meaning set forth in Section 4.5(e).

“Interest” means the entire ownership interest in the Fund at any particular time of a Member or other person to whom an Interest or portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

“Investment Advisory Agreement” means the investment advisory agreement entered into between the Adviser, the Master Fund and the Fund, as from time to time in effect.

“Master Fund” means the SCS Hedged Opportunities Master Fund, LLC or any other “master fund” that the Fund may invest substantially all of its assets in, from time to time, as determined by the Board, in its sole and absolute discretion.

“Member” means any person who is admitted to the Fund in accordance with this Agreement as a member until the Fund repurchases the entire Interest of such person pursuant to Section 4.5 hereof or such person otherwise ceases to be a member of the Fund or a substitute Member who is admitted to the Fund pursuant to Section 4.4 hereof, in such person’s capacity as a member of the Fund.  For purposes of the Delaware Act, the Members shall constitute a single class or group of members.

“Net Asset Value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Units.

“Net Asset Value per Unit” means the Net Asset Value divided by the number of Units of the Fund held by Members, calculated before giving effect to any repurchases of Units.

“Note” has the meaning set forth in Section 4.5(e).

“Organizational Member” means the person executing this Agreement in such capacity.

“Payment” has the meaning set forth in Section 4.5(e).

“Person” means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

“Portfolio Funds” means unregistered pooled investment vehicles and registered investment companies into which the Fund (through the Master Fund) invests.

“Securities” means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

“Transfer” means the assignment, transfer, sale or other disposition of a whole or fractional interest in a Unit, including any right to receive any distributions attributable to a whole or fractional interest in a Unit.

“Unit” has the meaning set forth in Section 2.11.

“Voting Interest” means with respect to a Member the number of votes equivalent to such Member’s Fund Percentage as of the record date for a meeting of Members.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1 Formation of Limited Liability Company.

The Organizational Member and any persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware.  The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2 Name.

The name of the Fund shall be “SCS Hedged Opportunities (1099) Fund, LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act.  The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3 Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and shall have the Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.4 Duration.

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5 Business of the Fund.

(a) The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, and to engage in any financial or derivative transactions relating thereto or otherwise.  The Fund’s assets may be invested in general or limited partnerships, limited liability companies and other pooled investment vehicles which invest and trade in Securities. The Adviser may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund’s business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

(b) The Fund may, in the sole and absolute discretion of the Board, invest all or substantially all of the Fund’s assets in the Master Fund.

(c) The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6 The Board.

(a) The Organizational Member hereby designates those persons listed on Schedule I who shall agree to be bound by the terms of this Agreement pertaining to the obligations of Directors to serve as Directors on the initial Board.  The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director.  The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b) Each Director shall serve as a Director for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof.  If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity (in accordance with any procedures adopted by the Board or any committee thereof from time to time), so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members.  The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

(c) If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors.  If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7 Members.

(a) The Fund may admit one or more Members as of the beginning of each calendar month or at such other times as the Board may determine.  Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof.  The Board, in its absolute discretion, may reject applications for the purchase of Interests in the Fund.  The admission of any person as a Member shall be effective upon the acceptance by the Fund of such Member’s subscription agreement (or other document(s) as may be required by the Fund to evidence such Member’s subscription) and capital contribution.  Upon acceptance, the books and records of the Fund shall be revised to reflect the name and the contribution to the capital of the Fund of such additional Member and the number of Units held by such Member.  Notwithstanding the foregoing, the Organizational Member hereby is admitted as a Member on the date hereof.

(b) Upon its signing of this Agreement and its contribution of the sum of not less than $100 to the capital of the Fund, the Adviser shall be admitted to the Fund as a Member, subject to due approval, in accordance with the requirements of the 1940 Act, of the Investment Advisory Agreement.  If at any time the Investment Advisory Agreement between the Fund and the person then serving as Adviser terminates, the Board shall admit as a substitute Member, upon its signing this Agreement, such person as may be retained by the Fund to provide investment advisory services pursuant to an investment advisory agreement, subject to the due approval of such investment advisory agreement in accordance with the requirements of the 1940 Act.

2.8 Organizational Member.

Upon the admission to the Fund of any additional Member pursuant to Section 2.7, the Organizational Member shall withdraw from the Fund (automatically, without any further action by any party) as the Organizational Member and shall be entitled to the return of his Capital Contribution, if any, without interest or deduction, and shall cease to be a Member of the Fund.

2.9 Both Directors and Members.

A person may at the same time be a Director and a Member or the Adviser and a Member, in which event such person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.10 Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors, nor, except to the extent provided in Section 3.8 hereof and in the Investment Advisory Agreement, the Adviser shall be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a Member, Director or manager of the Fund, except that a Member may be obligated to make capital contributions to the Fund and other payments pursuant to this Agreement and to repay any funds wrongfully distributed to such Member.  Notwithstanding any other provision of this Agreement, the Adviser, in the exercise of its functions on behalf of the Fund, may require a Member to contribute to the Fund, at any time or from time to time, whether before or after the dissolution of the Fund or after such Member ceases to be a Member of the Fund, such amounts as the Adviser, in its discretion, determines are necessary to meet the Fund’s debts, obligations or liabilities (not to exceed for any Member the aggregate amount of any distributions, amounts paid in connection with a repurchase of all or a portion of such Member’s Interest and any other amounts received by such Member from the Fund during or after the Fiscal Year in which any debt, obligation or liability of the Fund arose or was incurred); provided however, that each Member shall contribute only his pro rata share of the aggregate amount requested based on the Fund Percentage of each Member during the Fiscal Period in which the debt, obligation or liability arose or was incurred; and provided further that the provisions of this Section 2.10 shall not affect the obligations of Members under the Delaware Act.

2.11 Interests Issuable in Units.

Interests held by each Member shall be divided into and denominated in “Units” at a Net Asset Value per Unit that represents the aggregate Net Asset Value of the Fund.  The Fund may issue an unlimited number of Units.  Fractional interests in Units may be issued.  Unless otherwise determined by the Board, (i) all expenses or fees to be borne by the Members proportionately will be reflected in a change in the Net Asset Value per Unit of all outstanding Units and (ii) all expenses or fees to be borne by a Member as contemplated herein that are not proportionately borne by all Members will be made by increasing or decreasing, as the case may be, the number of Units held by such Member.  The number of Units shall be adjusted as of the beginning of each Fiscal Period, and at such other times as necessary or desirable, to reflect the current Net Asset Value of the Fund.

ARTICLE III

MANAGEMENT

3.1 Management and Control.

(a) Except to the extent otherwise delegated to the Adviser, management and control of the business of the Fund shall be vested in the Board, which shall serve as, and have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of a “manager” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board.  The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act.  During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund.

(b) Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund.  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act.

(c) The Board may delegate to any person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2 Actions by the Board.

(a) Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone) or (ii) by written consent of a majority of the Directors without a meeting, if permissible under the 1940 Act.

(b) The Board may designate from time to time a Chairman who shall preside at all meetings.  Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine.  Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting.  Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting.  Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act.  A majority of the Directors then in office shall constitute a quorum at any meeting.

3.3 Officers.

(a) The Board of Directors may elect one or more Officers. The Board of Directors may also delegate to an Officer the authority to appoint, remove or fix the duties, compensation or terms of office of, one or more other Officers as the Board of Directors shall at any time and from time to time deem to be advisable. A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Fund any instrument required by law to be executed, acknowledged and verified by more than one Officer. No Officer need also be a Director.

(b) Each Officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Directors, or by an Officer acting under authority delegated by the Board of Directors, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any Officer may resign at any time by written notice to the Fund. Any Officer may be removed at any time by the Board of Directors or by an Officer acting under authority delegated by the Board of Directors if in its or his judgment the best interest of the Fund would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer shall not of itself create contract rights between the Fund and such Officer.

(c) If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by the Officer acting under authority delegated by the Board of Directors. Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his predecessor was elected or appointed.

(d) All Officers as between themselves and the Fund shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Fund as may be provided in this Agreement or, to the extent not so provided, as may be prescribed by the Board of Directors or by the Officer acting under authority delegated by the Board of Directors.

3.4 Meetings of Members.

(a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine.  The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Voting Interest.  The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 75 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.5 Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

3.6 Other Activities of Members, Directors and the Adviser.

(a) None of the Directors, officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b) The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper.  No such person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires for, or directs an opportunity to another person or does not communicate such opportunity to the Fund.

3.7 Duty of Care.

(a) The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s duties hereunder.

(b) A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any other Member or third parties only as required by applicable law or otherwise provided in this Agreement.

3.8 Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.8(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors or other legal representatives) and each officer of the Fund against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director or an officer of the Fund, as the case may be, of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.  The rights of indemnification provided under this Section 3.8 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.8 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.8(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.8(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.8 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.8 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.8.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.8 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 3.8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other person.

3.9 Fees, Expenses and Reimbursement.

(a) So long as the Administrator provides administrative services to the Fund, it shall be entitled to receive fees for such services as may be agreed to by the Administrator and the Fund pursuant to an administrative services agreement, without any further act, vote or approval of any Member.

(b) The Board may cause the Fund to compensate each Director who is not an officer or employee of the Adviser for his or her services hereunder.  In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c) The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement.  Expenses to be borne by the Fund may include, but are not limited to, the following:

(i)	costs and expenses of the organization and establishment of the Fund, and the costs incurred in connection with the initial offering of Interests;

(ii)
all investment-related expenses (including, but not limited to, fees paid to the Master Fund and directly or indirectly to the Portfolio Funds, investment-related interest expenses, all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in Portfolio Funds, all costs and expenses associated with retaining independent third parties to provide risk management services to the Fund, transfer taxes and premiums and taxes withheld on foreign dividends);

(iii)	all costs and expenses associated with the ongoing operation and registration of the Fund, regulatory filings and the costs of compliance with any applicable Federal or state laws;

(iv)	the costs and expenses of holding any meetings of any Members that are regularly scheduled, permitted or required to be held under the terms of this Agreement, the 1940 Act or other applicable law;

(v)	all fees and expenses of third party service providers for the provision of ongoing investor services to Members;

(vi)	any non-investment related interest expense;

(vii)	fees and disbursements of any attorneys and accountants engaged on behalf of the Fund;

(viii)	entity-level taxes; audit and tax preparation fees and expenses; administrative expenses and fees of the Fund;

(ix)	fees of custodians and other persons providing administrative services to the Fund;

(x)	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Directors or the officers of the Fund;

(xi)
the costs and expenses of holding any meetings of the Board that are regularly scheduled, permitted or are required to be held by this Agreement, the 1940 Act or other applicable law, including the fees and travel-related expenses of Directors who are not employees of the Adviser or any affiliate of the Adviser;

(xii)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members;

(xiii)
all expenses of computing the Fund’s Net Asset Value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(xiv)	all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund;

(xv)	any extraordinary expenses; and

(xvi)	such other expenses as may be approved from time to time by the Board.

The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(d) The Fund from time to time, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.10 Liabilities and Duties.

The Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, officer of the Fund, a Director or other person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other person.

ARTICLE IV

TERMINATION OF STATUS OF ADVISER AND DIRECTORS; TRANSFERS AND REPURCHASES

4.1 Termination of Status of the Adviser.

The status of the Adviser as a Member shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with such person, effective as of the date of such termination.

4.2 Termination of Status of a Director.

The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days’ prior written notice to the other Directors, unless the other Directors waive such notice); (iv) shall be removed under Section 4.3; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) shall have a receiver appointed to administer the property or affairs of such Director.

4.3 Removal of the Directors.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

4.4 Transfer of Units.

(a) Whole or fractional interests in Units may be Transferred by a Member only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion).  If any transferee does not meet such investor eligibility requirements established by the Fund from time to time, the Fund reserves the right to repurchase the Units held by such Member pursuant to Section 4.5.  If the Board does not consent to a Transfer by operation of law, the Fund shall repurchase the Units held by such Member’s successor.  Any permitted transferee shall be entitled to receive distributions attributable to the Units so acquired and to Transfer such Units in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member.  If a Member Transfers Units with the approval of the Board, the Fund shall promptly take all necessary actions so that each transferee or successor to whom such Units are Transferred is admitted to the Fund as a substituted Member.  The admission of any transferee as a substituted Member shall be effective upon the execution and delivery by, or on behalf of, such substituted Member of either a counterpart of this Agreement or an instrument that constitutes the execution and delivery of this Agreement.  Each transferring Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with such Transfer.  Upon the Transfer to another person or persons of all Units held by a Member, such Member shall cease to be a Member of the Fund.

(b) Each transferring Member shall indemnify and hold harmless the Fund, the Directors, the officers of the Fund, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

4.5 Repurchase of Units.

(a) Except as otherwise provided in this Agreement, no Member or other person holding any whole or fractional interest in a Unit shall have the right to withdraw or tender to the Fund for repurchase of such Unit.  The Board may from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to repurchase Units pursuant to written tenders.  However, the Fund shall not offer to repurchase Units on more than four occasions during any Fiscal Year unless it has been advised by counsel to the Fund that such more frequent offers would not have a material adverse effect on the Fund.  So long as substantially all of the Fund’s assets are invested in the Master Fund, the Fund will not conduct a repurchase offer unless the Master Fund simultaneously conducts a consistent purchase offer for interests in the Master Fund.  In determining whether to cause the Fund to repurchase Units pursuant to written tenders, the Board shall consider the following factors, among others:

(i)	whether any Members have requested to tender Units to the Fund;

(ii)	the liquidity of the Fund’s (or Master Fund’s) assets;

(iii)	the investment plans and working capital requirements of the Fund;

(iv)	the relative economies of scale with respect to the size of the Fund;

(v)	the history of the Fund in repurchasing Units; and

(vi)	the condition of the securities markets.

The Board shall cause the Fund to repurchase Units pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Interests acquired from Members), as applicable.

(b) The Adviser may tender Units as a Member under Section 4.5(a) hereof.

(c) If the Adviser’s status as a Member is terminated pursuant to Section 4.1 hereof, it (or its trustee or other legal representative) may, by written notice to the Board within 60 days of the effective date of such termination, tender to the Fund for repurchase all or any the Units held by the Adviser.  Not later than 30 days after the receipt of such notice, the Board shall cause such tendered portion of the Units to be repurchased by the Fund for cash.

(d) The Board may cause the Fund to repurchase Units held by a Member or any person acquiring an Units from or through a Member if the Board determines or has reason to believe that:

(i)
the Units have been transferred in violation of Section 4.4 hereof, or the Units have vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Member;

(ii)
ownership of the Units by a Member or other person will cause the Fund to be in violation of, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iii)
continued ownership of the Units may be harmful or injurious to the business or reputation of the Fund, the Adviser or the Directors, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(iv)	any of the representations and warranties made by a Member in connection with the acquisition of the Units was not true when made or has ceased to be true; or

(v)	it would be in the best interests of the Fund, as determined by the Board, for the Fund to repurchase the Units.

(e) Repurchases of the Units by the Fund shall be effective after receipt and acceptance by the Fund of all eligible written tenders of Units (including fractional interests in Units) from Members.  The amount due to any Member whose Units are repurchased shall be equal to the estimated Net Asset Value per Unit of the Units tendered as of the effective date of repurchase (the “Effective Date”).  Payment of the purchase price pursuant to a tender of Units shall consist initially of a promissory note (the “Note”).  The Note shall entitle the tendering Member to be paid cash in an aggregate amount equal to the estimated unaudited Net Asset Value per Unit of the Units tendered, determined as of the Effective Date (the “Payment”).  The Payment shall generally be made within sixty (60) days of the Effective Date; provided, however; that the Note shall contain repayment provisions that permit the Fund to extend the period in which it makes the Payment to take into consideration any unexpected delays that the Master Fund may experience in liquidating its interests in the Portfolio Funds to fund the tender offer.  The Note shall be held for each tendering Member by the Administrator and shall be executed and delivered to the Administrator within approximately ten days after the Effective Date and shall not be transferable.  Notwithstanding the foregoing, if a Member elects to tender Units in an amount that would reduce the Net Asset Value attributable to the Units held by such Member by 90% or more of the Member’s “Highest Annual Balance” during such Fiscal year (measured by calculating the highest value attributable to the product of (i) aggregate Units held by a Member at any time during the Fiscal year multiplied by (ii) the Net Asset Value Per Unit at such time), the Note shall provide for an initial payment to the Member equal to 90% of the estimated unaudited Highest Annual Balance, generally payable in accordance with the terms noted above (“Initial Payment”).  The Note shall also entitle the tendering Member to be paid a contingent amount equal to the remaining balance of the amount due to the Member (i.e., the remaining 10%), subject to any reductions or other adjustments resulting from the audit of the Fund for the fiscal year ended after such Effective Date (the “Contingent Payment”).  The Contingent Payment shall be payable generally no later than thirty (30) days after the end of each fiscal year audit.

(f) If a Member requests that the Fund repurchase Units within the one (1) year period (i.e., less than 365 calendar days) following such Member’s capital contribution to the Fund with respect to the purchase of such Units, the amount due to the Member with respect to such repurchase shall be subject to an Early Repurchase Fee up to 5% of the amount tendered by the Member for repurchase by the Fund.  The Early Repurchase Fee shall be payable to the Fund.  The Early Repurchase Fee may be waived or reduced in the discretion of the Board.  In addition to the Early Repurchase Fee, the Fund may, in the Adviser’s sole discretion, allocate to tendering Members withdrawal or similar charges imposed by Portfolio Funds if the Adviser determined to withdraw from the Portfolio Fund as a result of a tender and such a charge was imposed on the Fund.

ARTICLE V

CAPITAL

5.1 Contributions to Capital.

(a) The minimum initial contribution of each Member (other than the Adviser) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board may determine from time to time.  The amount of the initial contribution of each Member and the Units held by each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund.  The Directors shall not be entitled to make voluntary contributions of capital to the Fund as Directors of the Fund, but may make voluntary contributions to the capital of the Fund as Members.  The Adviser may, but shall not, except as provided in Section 2.7(b), be required to, make any capital contributions.

(b) The Members may make additional contributions to the capital of the Fund, effective as of such times as the Board in its discretion may permit, but no Member shall be obligated to make any additional contribution to the capital of the Fund except to the extent otherwise provided herein.

(c) Except as otherwise permitted by the Board, (i) initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash or in such Securities that the Board, in its absolute discretion, may agree to accept on behalf of the Fund, and (ii) initial and any additional contributions in cash shall be payable in readily available funds at the date of the proposed acceptance of the contribution.  The value of contributed Securities shall be determined in accordance with Section 7.2 hereof as of the date of contribution.

5.2 Rights of Members to Capital.

No Member shall be entitled to interest on his or its contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member’s Interest pursuant to Section 4.5 hereof, if so determined by the Board, (ii) pursuant to the provisions of Section 5.3(c) hereof or (iii) upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof.  Except as provided in Section 2.10 hereof, no Member shall be liable for the return of any such amounts.  No Member shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.

5.3 Reserves.

(a) Appropriate reserves may be created, accrued and charged against Net Asset Value of the Fund for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board, such reserves to be in the amounts which the Board in its sole discretion deem necessary or appropriate.  The Board may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate.  The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Net Asset Value per Unit at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Net Asset Value of the Fund, the amount of such reserve, increase, or decrease instead may be charged or credited to those parties who were Members at the time, as determined by the Board in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to the Units held by such Members at such time.

(b) If at any time an amount is paid or received by the Fund (other than Capital Contributions to the Fund, distributions or repurchases of Units) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Net Asset Value of the Fund at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund’s accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount may, in the Directors’ sole discretion, be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Periods.

(c) If any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board determines that such charge or credit is required.  In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of the Net Asset Value attributable to the Units held by such Member at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years from the date on which such party ceased to be a Member.  To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Members at the time of the act or omission giving rise to the charge to the extent feasible (based upon the Units held by such Members at the time), and otherwise proportionately to the current Members based on their Fund Percentages.

5.4 Distributions.

(a) The Board, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members’ Fund Percentages.  Notwithstanding anything to the contrary in this Agreement, a Member may be compelled to accept a distribution of any asset in kind from the Fund despite the fact that the percentage of the asset distributed to the Member exceeds the percentage of that asset which is equal to the percentage in which the Member shares in distributions from the fund.

(b) The Board may withhold taxes from any distribution to any Member to the extent required by the Code or any other applicable law.  For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and, if appropriate, reducing the number of Units held by such Member.

(c) Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate the Delaware Act or other applicable law.

5.5 Dividend Reinvestment Plan.

(a) Unless a Member makes a written election to receive distributions from the Fund (a “Distribution Election”), all distributions made in accordance with Section 5.4 hereof shall be reinvested in full and fractional interests in Units at the Net Asset Value per Unit next determined on or after the payable date of such Annual Distributions.  Any such Units shall be registered in the name of such Member.

(b) If a Member has made a Distribution Election, the Fund may make distributions, as permitted by law, in cash and or securities or any combination thereof.  Cash payments shall be mailed as soon as practicable after the applicable distribution is declared.  No interest shall accrue on amounts represented by distribution checks.

5.6 Tax Election.

The Fund shall timely file a valid election as of the date of formation to be treated as an association taxable as a corporation for U.S. federal income tax purposes and shall be so treated for the duration of the term of the Fund. The Fund shall elect to be a regulated investment company under subchapter M of the Code and shall maintain that election in effect and qualify for such treatment for the duration of the term of the Fund.  The Organizational Member and the Board shall comply with all filing and other requirements relating thereto.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1 Dissolution.

(a) The Fund shall be dissolved at any time there are no Members of the Fund, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(i)	upon the affirmative vote to dissolve the Fund by the Board;

(ii)
upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(iii)
upon the expiration of any two-year period which commences on the date on which any Member has submitted a written notice to the Fund requesting to tender the entire amount of Units held by such Member for repurchase by the Fund if such Member has not been permitted to do so at any time during such period;

(iv)	upon the determination by the Adviser to dissolve the Fund; or

(v)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund.  Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2 Liquidation of Assets.

(a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Fund.  The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(i)
in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(ii)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(iii)	the Members shall be paid next on a pro rata basis based upon Units held by the Member for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

(b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made the assets distributed in kind shall be valued pursuant to Section 7.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

ARTICLE VII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

7.1 Accounting and Reports.

(a) The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund.  The Fund’s accounts shall be maintained in U.S. currency.

(b) After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s Interest as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal or state law.

(c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by the 1940 Act.  The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles.  The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

(d) Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member, including information about the number of Units held by a Member, or about the affairs of the Fund.  No act of the Fund, the Adviser or any other person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).

7.2 Valuation of Assets.

(a) Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Portfolio Funds) as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act.  Assets of the Fund invested in Portfolio Funds shall be valued at fair value in accordance with procedures adopted by the Board.  In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Amendment of Limited Liability Company Agreement.

(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act), or (ii) a majority (as defined in the 1940 Act) of the outstanding Voting Interests of the Fund.

(b) Any amendment that would:

(i)	increase the obligation of a Member to make any contribution to the capital of the Fund;

(ii)	reduce the Units of a Member other as expressly contemplated herein; or

(iii)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(2) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her entire Interest for repurchase by the Fund.

(c) By way of example only, the Board of Directors at any time without the consent of the Members may:

(i)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(ii)
amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(iii)
amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund’s continuing eligibility to be treated as a regulated investment company for U.S. Federal income tax purposes.

(d) The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2 Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund).  Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail, commercial courier service, telex or telecopier.  A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.3 Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

8.4 Applicability of 1933 Act, 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1933 Act, the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members.  Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1933 Act, 1940 Act and the Form N-2.

8.5 Choice of Law.

(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b) Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below.  Each Member understands that:

(i)	arbitration is final and binding on the parties;

(ii)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(iii)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(iv)	the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(v)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c) Controversies shall be determined by arbitration before, and only before, an arbitration panel convened in Boston, Massachusetts by, to the fullest extent permitted by law.  Any arbitration under this Agreement shall be determined before and in accordance with the rules then obtaining of either The New York Stock Exchange, Inc. (“NYSE”) or the Financial Industry Regulatory Authority, Inc. (“FINRA”).   The parties may also select any other national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law.  Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law.  Judgment on any award of any such arbitration may be entered in the Supreme Court of the Commonwealth of Massachusetts or in any other court having jurisdiction over the party or parties against whom such award is rendered.  Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d) No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court.  The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

8.6 Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, officers of the Fund, Directors, the Adviser and the Fund.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.8).

8.7 Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.8 Merger and Consolidation.

(a) Notwithstanding any other provision of this Agreement, the Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by a majority of the Directors, without the consent of any other Member or person being required.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

8.9 Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

8.10 Confidentiality.

(a) In connection with the organization of the Fund and its ongoing business, the Members will receive or have access to confidential proprietary information concerning the Fund, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like (the “Confidential Information”), which is proprietary in nature and non-public.  No Member, nor any affiliate of any Member, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Fund and except as otherwise required by any regulatory authority, law or regulation, or by legal process.

(b) Each Member recognizes that in the event that this Section 8.10 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c) Notwithstanding anything to the contrary in this Agreement:  (i) the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential; and (ii) each Member (and each employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

8.11 Certification of Non-Foreign Status.

Unless such certification is not deemed necessary by the Adviser, each Member or transferee of an Interest from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status.  Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

8.12 Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.13 Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  It is hereby acknowledged and agreed that the Board, without the approval of any Member may enter into written agreements (“Other Agreements”) with Members, executed contemporaneously with the admission of such Members to the Fund, effecting the terms hereof or of any application in order to meet certain requirements of such Members.  The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

8.14 Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard.

8.15 Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.  This Agreement may also be executed by the execution of the signature page of the Fund’s “Investor Questionnaire and Subscription Agreement” or similar instrument with the same effect as if the parties executing the signature page to the “Investor Questionnaire and Subscription Agreement,” or similar instrument, had all executed one counterpart of this Agreement.

THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET FORTH IN SECTION 8.5 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

By:	/s/ Peter Mattoon
Name: Peter H. Mattoon

SCS CAPITAL MANAGEMENT, LLC, as Adviser and Member

By:	/s/ Peter Mattoon
Name: Peter H. Mattoon
Title: Chief Executive Officer

ADDITIONAL MEMBERS:

Each person who has signed or has had signed on its behalf a Member Signature Page or Investor Questionnaire and Subscription Agreement, which shall constitute a counterpart hereof.

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

*
James F. Orr III, Director

*
Edmond D. Villani, Director

*
Peter A. Lombard, Director

/s/ Peter H. Mattoon, Director
Peter H. Mattoon, Director

*
Name

*By:	/s/ Peter H. Mattoon
Peter H. Mattoon
as Attorney-in-Fact

SCHEDULE I

Name/Title	Address
James F. Orr III Director
Edmond D. Villani Director
Peter A. Lombard Director
Joseph E. McCuine Director